                                                                     EXHIBIT 1.2

                          CORNERSTONE REALTY FUND, LLC

                                     FORM OF
                         PARTICIPATING BROKER AGREEMENT

Dear Sirs:

         Cornerstone Realty Fund, LLC, a California limited liability company (the "Fund"), and its managing member, Cornerstone Industrial Properties, a California limited liability company ("Managing Member"), propose to offer and sell to selected persons or entities acceptable to the Managing Member, upon the terms and subject to the conditions set forth in the enclosed Prospectus, up to 100,000 units of limited liability company interests relating to the Fund ("Units") aggregating a maximum of $50,000,000, in the minimum number of five Units (two Units for Tax-Qualified Retirement Plans), and to enter into the Operating Agreement in the form included in such Prospectus as Exhibit "A" (the "Operating Agreement") with such persons or entities.


         Pacific Cornerstone Capital, Incorporated, a California corporation ("Dealer Manager"), has entered into a dealer manager agreement ("Dealer Manager Agreement") with the Fund pursuant to which it has agreed to act as dealer manager in connection with the offer and sale of the Units. Dealer Manager has agreed to use commercially reasonable efforts to find purchasers of Units both directly and indirectly through a selling group consisting of participating brokers ("Participating Brokers").


         Dealer Manager hereby invites you to become a Participating Broker in connection with the offer and sale of the Units. By your acceptance hereof, you agree to act in such capacity and to use your best efforts to find purchasers for the Units in accordance with the terms of the Prospectus and this Agreement.

         Accompanying this Agreement is a copy of the Prospectus and all written, audio or audio-visual material, including an investment summary, audio tape, video tape and internet site ("Supplemental Material") prepared by the Fund for use in conjunction with the offer and sale of the Units. You are not authorized to use any solicitation material other than that referred to in this paragraph, which material has been furnished by the Fund.

         1.       SALE OF THE UNITS.

                  A subscription agreement ("Subscription Agreement") must be completed by each person desiring to purchase Units, or, at your option, by you on behalf of each such person, and returned by you together with any other documents that may be required under state securities laws or by the Managing Member, to the Managing Member at 4590 MacArthur Blvd., Suite 610, Newport Beach, California 92660, Attention: Terry G. Roussel. You shall ascertain that the Subscription Agreement has been properly completed in full and signed by the prospective purchaser prior to its return.


                  All subscription checks shall be made payable to the order of USB ESCROW NO. 12563-GG FOR CORNERSTONE REALTY FUND until the Minimum Subscription Date and thereafter all subscription checks shall be made payable to CORNERSTONE REALTY FUND, LLC. If you receive a check not conforming to the foregoing instructions, you must return such check directly to the subscriber not later than the end of the next business day following its receipt. On or before the Minimum Subscription Date, checks conforming to the foregoing instructions shall be transmitted by you for deposit directly to U.S.
Bank, National Association ("Escrow Agent"), at 4100 Newport Place, Suite 130, Newport Beach, California 92660 by the end of the next business day following receipt by you. Following the Minimum Subscription Date, checks conforming to the foregoing instructions shall be transmitted by you for deposit directly to the Escrow Agent, at 4100 Newport Place, Suite 130, Newport Beach, California 92660 by the end of the next business day following receipt by you. In the event your final internal supervisory review is conducted at a different location, then checks must be transmitted to your final review office by the end of the next business day following receipt by you and your final review office must in turn, by the end of the next business day following receipt by it, transmit the check for deposit directly to the Escrow Agent on or before the Minimum Subscription
Date or to the Fund after the Minimum Subscription Date.


                  Upon receipt of the Subscription Agreement, the Managing Member, on behalf of the Fund, will determine promptly (and in any event within ten (10) days after such receipt) whether it wishes to accept the proposed purchaser as a member in the Fund, it being understood that the Managing Member reserves the right to reject the tender of any Subscription Agreement and to reject all tenders after the Termination Date, in each case in its sole discretion. Should the Managing Member determine to accept the tender of the Subscription Agreement, the Managing Member will promptly advise you of such action. Should the Managing Member determine to reject the tender, it will promptly notify in writing the prospective purchaser and you of such determination and will promptly return the tendered Subscription Agreement and instruct the Escrow Agent to return the purchase price of the Units directly to the prospective purchaser if the determination is made on or before the Minimum Subscription Date or the Fund will return the purchase price of the Units directly to the prospective purchaser if the determination is made after the Minimum Subscription Date.

                  All payments received prior to the Minimum Subscription Date, except as hereinafter provided, from purchasers of Units shall be transmitted directly to the Escrow Agent and deposited in an escrow account (the "Escrow Account") with Escrow Agent. Such funds may be temporarily invested in bank savings accounts, bank or money market accounts, bank short-term certificates of deposit of U.S. banks having a net worth of $100 million, or short-term U.S. government issued or guaranteed obligations. Prior to the Minimum Subscription Closing Date, the Fund will have no right to obtain any funds from the Escrow Agent. Funds for Units purchased on or before the Minimum Subscription Date shall be made available to the Fund, or its order, by the Escrow Agent, on the Minimum Subscription Closing Date.

                  Nothing contained in this Section 1 shall be construed to impose upon the Managing Member the responsibility of assuring that prospective purchasers meet the suitability standards contained in the Prospectus and the Subscription Agreement or to relieve you of the responsibility of complying with the Conduct Rules of the National Association of Securities Dealers, Inc. ("NASD").

         2. Termination Date, Minimum Subscription Date and Minimum Subscription Closing Date.

                  As used herein, the term "Termination Date" shall mean the earliest to occur of (i) the date upon which subscriptions for the maximum number of Units have been accepted by the Managing Member, which date the Managing Member shall designate by notice to Dealer Manager in writing, or (ii) ____________, 2002. The Managing Member may terminate the offering of Units at any time for any reason by written notice to the Dealer Manager at least two (2) business days prior to the termination date.

                  As used herein, the term "Minimum Subscription Date" or "Minimum Subscription Closing Date" shall mean the date on which the Managing Member shall mail or otherwise furnish to Dealer Manager notification that subscriptions and payments for an aggregate of at least 6,000 Units have been received and accepted by the Managing Member and deposited with the Escrow Agent. In the event that subscriptions and payments for at least 6,000 Units shall not have been received and accepted by the Managing Member on or prior to ____________, 2001, this Agreement will terminate and neither the Fund nor the Managing Member shall have any further obligation or liability hereunder to Dealer Manager or Participating Brokers. In the event of such termination, all purchase payments deposited with the Escrow Agent shall be returned to the subscribers and no selling commissions (as described below) will be payable.

         3.       COMPENSATION.


                  Except in cases where the purchaser of Units receives a Volume Discount as defined in the Prospectus, for your services as a Participating Broker in soliciting and obtaining purchasers of Units, Dealer Manager shall reallow to you from the selling commissions received from the Fund, only with respect to prospective purchasers who are accepted as members of the Fund, a selling concession of _____ % of the gross offering proceeds realized from the sale of each Unit sold by you in accordance with the provisions of this Agreement until the Fund has sold $3,000,000 of Units and thereafter ___% of the gross proceeds realized from the sale of each Unit sold by you in accordance with the provisions of this Agreement. Dealer Manager shall reallow to you an additional ___% of the gross offering proceeds realized from the sale of each Unit sold by you as a marketing support fee for marketing services, expense reimbursements, bonuses and incentive compensation. Dealer Manager shall reallow to you an additional ___% of the gross offering proceeds realized from the sale of each Unit sold by you as a non-accountable expense allowance. dealer manager shall reallow to you an additional _____% of the gross offering proceeds realized from the sale of each Unit sold by you as due diligence expense. The selling commissions, marketing support fee, non-accountable expense allowance and due diligence expense allowance will be paid as follows: (i) on or promptly following the Minimum Subscription Closing Date, the Fund will pay the selling commissions, marketing support fees, non-accountable expense allowance and due diligence expense allowance payable with respect to the Units purchased on or before the Minimum Subscription Date, and (ii) after the Minimum Subscription Closing Date, the Fund will pay the selling commissions, marketing support fees and due diligence expense allowance payable with respect to Units purchased during the period commencing with the first business day following the Minimum Subscription Date and ending on the Termination Date unless otherwise agreed no later than the 15th day of the month with respect to purchases made through the end of the prior month.


                  In the event the Dealer Manager gives you any advance of any portion of the marketing support fee, non-accountable expense allowance or due diligence expense allowance, the amount of the advance shall be deducted by the Fund from amounts owed to you for selling commissions, marketing support fees, non-accountable expense allowance or due diligence expense allowance by the Fund.

                  No person will be entitled to a selling commission in any case in which it is determined that the solicitation or obtaining of purchasers by such person was made in violation of the securities laws of the United States or any state or other jurisdiction or in violation of the requirements of Section 5 hereof.

         4. REPRESENTATIONS, WARRANTIES AND COVENANTS OF PARTICIPATING BROKER. The Participating Broker represents and warrants to and covenants to the Dealer Manager, the Fund and the Managing Member that:

                  (a) It is duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation. It has full power and authority to act as a Participating Broker in connection with the offer and sale of the Units, and to perform all of its obligations hereunder or contemplated hereby or in the Prospectus, and is qualified to do business in each jurisdiction in which such qualification is necessary to enable it to perform such obligations or to so act as the Participating Broker.

                  (b) This Agreement has been duly authorized, executed and delivered by it and constitutes the legal, valid and binding obligation of the Participating Broker, enforceable against the Participating Broker in accordance with its terms, subject, as to enforcement, to the availability of equitable remedies and limitations imposed by bankruptcy, insolvency, reorganization and other similar laws and related court decisions relating to or affecting creditors' rights generally.

                  (c) It is (i) a registered broker-dealer under the Securities Exchange Act of 1934, (ii) a member in good standing of the National Association of Securities Dealers, Inc. ("NASD"), and (iii) registered as a broker-dealer in each jurisdiction in which it is required to be registered as such in order to offer and sell the Units in such jurisdiction.

                  (d) It has not violated any of the "bad boy" disqualification provisions contained in the securities or "blue sky" laws of any jurisdiction in which the Units may be offered.

                  (e) It will not make any written or oral statement with respect to the Fund or the offering of Units that is materially inconsistent with the statements in the Prospectus or Supplemental Material.

                  (f) It will periodically notify the Dealer Manager of the jurisdictions in which the Units are being, or will be, offered by it, and will periodically notify the Dealer Manager of the status of the offering conducted pursuant to this Agreement.

                  (g) It will cease making offers and soliciting subscriptions for Units if so requested by the Dealer Manager in order to comply with applicable federal and state securities laws, and will forward to offerees for execution and delivery such additional documents and instruments as the Dealer Manager may reasonably require.

                  (h) It will: (i) maintain all representation letters, questionnaires and other materials utilized by it to ascertain the satisfaction of the above criteria by offerees and investors, for a period of at least six years from the date of the offering is completed; and (ii) make such material available to the Dealer Manager upon its request.

                  (i) Before, during or after the offering, except with the prior written consent of the Dealer Manager and except for internal-use only purposes or for the delivery to its advisors, it has not duplicated and will not duplicate any of the Supplemental Material or other similar selling documentation furnished to it by the Dealer Manager, the Fund or Managing Member.

                  (j) It has not paid or awarded, and will not pay or award, directly or indirectly, any commission or other compensation to any person engaged to render investment advice to a potential subscriber as an inducement to advise the purchase of the Units, except as such commissions or other compensation may be paid or awarded to it or reallowed by it in connection with the sale of the Units as described in the Prospectus.

         5.       AGREEMENTS OF PARTICIPATING BROKER.

                  (a) You covenant and agree to comply with any applicable requirements of the Act and of the 1934 Act, and the published rules and regulations thereunder, and the Conduct Rules of the NASD, and, in particular the Conduct Rules which require you: (i) to recommend the purchase of Units only when you have reasonable grounds to believe that the investment is suitable for the investor, and that the investor is in a financial position to sustain the risks inherent in the investment including loss of investment and lack of liquidity, (ii) to maintain certain files concerning the basis for your determination of the suitability of the investor, (iii) to determine the adequacy and accuracy of the disclosure in the Prospectus, and (iv) to inform the prospective investor of all pertinent facts relating to the liquidity and marketability of the investment during the term of the investment. You agree you shall not execute any transaction in a discretionary account without the prior written approval of the transaction by the customer. In determining the adequacy of disclosed facts, you shall obtain facts relating at a minimum to the following to the extent relevant to the investment: (1) items of compensation; (2) physical properties; (3) tax aspects; (4) financial stability and experience of the sponsor; (5) the investment's conflicts and risk factors; and (6) appraisals and other pertinent reports. You may only rely upon the results of an inquiry conducted by another NASD member or members if: (x) you have reasonable grounds to believe that such inquiry was conducted with due care; (y) the results of the inquiry were provided to you with the consent of the NASD member or members conducting or directing the inquiry; and (z) no NASD member that participated in the inquiry is a sponsor of the investment or an affiliate of such sponsor. You also agree not to deliver the Supplemental Material to any person unless the Supplemental
Material is accompanied or preceded by the Prospectus. You confirm that you are registered as a broker-dealer and are in good standing under the 1934
Act. You also confirm that you are a member in good standing of the NASD.

                  (b) You will not give any information or make any representation in connection with the offering of the Units other than those contained in the Prospectus and Supplemental Material furnished by the Managing Member and the Fund. You agree not to publish, circulate or otherwise use any other advertisement or solicitation material. You are not authorized to act as agent of the Fund or the Managing Member in any connection or transaction, and you agree not to act as such agent and not to purport to do so without the prior written approval of the Managing Member. You agree that if and when the Managing Member supplies you with copies of any supplement to the Prospectus, you will affix such copies of such supplement to copies of the Prospectus already in your possession, and that thereafter you will only distribute Prospectuses containing such supplement and that you will accept subscriptions only from investors who have received a copy of the Prospectus containing such supplement. You further agree to comply with all instructions from the Managing Member concerning the destruction of out-dated Prospectuses and the use of supplemented or amended Prospectuses.

                  (c) You agree to solicit purchases of the Units only in the states and other jurisdictions in which the Managing Member indicates that such solicitation can be made and in which you have determined that such solicitation can be made by you and in which you are qualified to so act.

                  (d) You will not sell the Units pursuant to this Agreement unless the Prospectus is furnished to the purchaser at least five (5) business days prior to the mailing of the confirmation of sale, or is sent to such person under circumstances that it would be received by him five (5) business days prior to his receipt of a confirmation of the sale.

                  (e) You will use reasonable efforts to select investors who you reasonably believe meet the investor suitability requirements which are set forth in the Prospectus and Subscription Agreement (Exhibit "C" to the Prospectus) and such additional individual state requirements as are specified in the applicable Subscription Agreement, and which are confirmed by the investors by payment of the purchase price for the Units including that each individual or custodial investor be of legal age in the state of his or her residency. You will, for a period of six years, maintain in your files a copy of the Subscription Agreement for each investor for whom you act as Participating Broker.

                  (f) To the extent that information is provided to you marked "For Broker-Dealer Use Only", you covenant and agree not to provide such information to prospective investors.

         6.       INDEMNIFICATION.

                  (a) You agree to indemnify, defend and hold harmless the Fund, the Managing Member and the Dealer Manager from all losses, claims, demands, liabilities and expenses, including reasonable legal and other expenses incurred in defending such claims or liabilities, whether or not resulting in any liability to the Fund, the Managing Member or the Dealer Manager, which the Fund, the Managing Member or the Dealer Manager may incur in connection with the offer or sale of any Units by you pursuant to this Agreement which arise out of or are based upon (1) an untrue statement or alleged untrue statement of a material fact, or any omission or alleged omission of a material fact, other than a statement or omission contained in the Prospectus, the Registration
Statement, or any state securities filing which was not based on information supplied to the Fund, the Managing Member or the Dealer Manager by you, or
(ii) your breach of any of the terms and conditions of this Agreement, including, but not limited to, alleged violations of the Securities Act of 1933, as amended; or (iii) your violation of the NASD Conduct Rules.

               (b) The Fund and the Managing Member, jointly and severally, will indemnify, defend and hold harmless you, your affiliates, and each of your officers, directors and employees, and each person, if any, who "controls" you (within the meaning of the 1933 Act) from and against any and all losses, claims, demands, damages, liabilities, costs and expenses (including reasonable attorney's fees and other expenses incurred in defending such claims or liabilities, whether or not resulting in any liability to you, to which the you, your affiliates, or any such officer or employee or such controlling person may become subject, under the 1933 Act or any other federal or state securities law or otherwise, insofar as such losses, claims, demands, damages, liabilities, costs and expenses (or actions or proceedings in respect thereof) arise out of or are based upon (i) any untrue statement or alleged untrue statement of a material fact contained in any Prospectus or Supplemental Material or in information furnished pursuant to this Agreement or otherwise by the Fund, the Managing Member or their respective representatives, or in any "blue sky" application or other document filed under state securities laws or regulations (collectively, "Blue Sky Documents"); (ii) the omission or alleged omission from the Prospectus or Supplemental Material, or from information furnished pursuant to this Agreement or otherwise by the Fund, the Managing Member or their respective representatives, or from any Blue Sky Documents, of any statement or information which is required to be stated therein or is necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; (iii) the making of an offer by the Fund, the Managing Member or their respective affiliates, or anyone acting on behalf of them, other than you, of any interests or securities; (iv) violations by the Fund or the Managing Member of any of their respective representations, warranties, covenants and agreements contained in this Agreement; or (v) the failure of the offer and sale of the Units to be registered or qualified for exemption from registration under any state securities or "blue sky" laws other than as a result of the non-compliance by you with your obligations hereunder; and the Fund and the Managing Member, jointly and severally, will reimburse you for any legal or other expenses reasonably incurred by you, your affiliates, or any such officer, director or employee or any such controlling person in connection with investigating, defending or preparing to defend any such loss, claim, damage, liability or action. The indemnity agreement in this Section 7(b) shall be in addition to any liability which the Fund or the Managing Member may otherwise have to you, your affiliates, or any such officer or employee or any such controlling person.

         7.       EFFECTIVE DATE AND TERMINATION.

                  This Agreement shall become effective upon its execution and delivery by Dealer Manager, the Fund and you.

                  Until the Minimum Subscription Closing Date, this Agreement may be terminated by you or Dealer Manager at either of our option by giving written notice to the other and the Fund and the Managing Member if: (a) the Fund or the Managing Member shall have become a defendant in any litigation which, in Dealer Manager's opinion, may reasonably be expected to result in a judgment having materially adverse consequences for the Fund or the Managing Member or there shall have been, since the respective dates as of which information is given in the Registration Statement or the Prospectus, any material adverse change in the condition, financial or otherwise, of the Fund or the Managing Member, which change in Dealer Manager's or your judgment shall render it inadvisable to proceed with the delivery of the Units, or (b) there shall have been any important change in market levels, major catastrophe, substantial change in national, international or world affairs, national calamity, postal strike, act of God, or other event or occurrence which, in Dealer Manager's or your judgment, will materially disrupt the financial markets of the United States, or (c) trading in securities generally on the New York Stock Exchange shall have been suspended or minimum prices shall have been established on such

Exchange by the Commission or by such Exchange, or (d) a general banking moratorium shall have been declared by federal or state authorities, or (e) the Managing Member has terminated the offering of Units as provided in
Section 2 hereof, or (f) the Fund or the Managing Member is in breach of this Agreement or the Dealer Manager Agreement and has failed to cure such breach within 30 days notice from you or Dealer Manager to the Fund or the Managing Member of such breach..

                  Following the Minimum Subscription Closing Date, this Agreement may be terminated by you or Dealer Manager at you or its option by giving written notice to the other and the Fund and the Managing Member. In any case, this Agreement will terminate at the close of business on the Termination Date; provided, however, that all fees payable to you under the terms and conditions hereof shall be paid when due although this Agreement shall have theretofore been terminated.

                  Except as otherwise provided in Section 8, any termination of this Agreement pursuant to this Paragraph 7 shall be without liability of Dealer Manager, the Fund and the Managing Member to you and without liability on your part to Dealer Manager, the Fund or the Managing Member, except with respect to compensation earned for accepted subscriptions.

         8.       SURVIVAL OF INDEMNITIES, WARRANTIES AND REPRESENTATIONS.

         Your indemnity agreements contained in Section 6 hereof shall remain operative and in full force and effect, regardless of any termination or cancellation of this Agreement or any investigation made by or on behalf of you, Dealer Manager, the Fund, the Managing Member, or any controlling person thereof, and shall survive the delivery of and payment for the Units, and any successor of the Fund, the Managing Member or the Dealer Manager or of any such controlling person or any legal representative of any such controlling person, as the case may be, shall be entitled to the benefit of your indemnity agreements.

         9.       NOTICES.


                  Except as otherwise provided in this Agreement, (a) whenever notice is required by the provisions of this Agreement or otherwise to be given to the Fund, or the Managing Member, such notice shall be in writing addressed to the Fund or the Managing Member at 4590 MacArthur Boulevard, Suite 610, Newport Beach, California 92660, Attention: Terry G. Roussel, (b) whenever notice is required by the provisions of this Agreement or otherwise to be given to Dealer Manager, such notice shall be in writing addressed to Dealer Manager at 4590 Macarthur Blvd., Suite 610, Newport Beach, California 92660, and (c) whenever notice is required by the provisions of this Agreement or otherwise to be given to you, at the address set forth on the last page of this Agreement. Any notice referred to herein may be given in writing or by facsimile or telephone and if by telephone shall be immediately confirmed in writing. Notice (unless actual) shall be effective upon mailing or facsimile transmission with confirmation of receipt, as the case may be.


         10.      PERSONS ENTITLED TO BENEFIT OF AGREEMENT.

                  Except as provided in the next sentence, this Agreement is made solely for the benefit of you, the other Participating Brokers, Dealer Manager, the Fund and the Managing Member or controlling persons thereof, and their respective successors and assigns, and no other person shall acquire or have any right by virtue of this Agreement, and the term "successors and assigns," as used in this Agreement, shall not include any purchaser, as such purchaser, of any of the Units. The agreements of the Fund and the Managing Member specified in Section 6(b) are also made for the benefit of the purchasers of the Units and such purchasers and their successors and assigns shall be entitled to the indemnification therein provided.

         11.      NOT A SEPARATE ENTITY.

                  Nothing contained herein shall constitute you, Dealer Manager or the other Participating Brokers, or any of them, as an association, partnership, unincorporated business or other separate entity.


                  Please confirm your agreement to become a Participating Broker under the terms and conditions herein set forth by signing and returning the enclosed duplicate copy of this Agreement at once to Dealer Manager at 4590 Macarthur Blvd., Suite 610, Newport Beach, California 92660.

                              Very truly yours,

                              PACIFIC CORNERSTONE CAPITAL, INCORPORATED



                              a California corporation



                              By:
                                  ---------------------------
                                       Terry G. Roussel,
                                        President

AGREED AND ACCEPTED:

(Name of Participating Broker) (Address of Participating Broker)

By:  ---------------------------------------------------

         Its:  -----------------------------------------

Dated: ----------------------- , 2000



CORNERSTONE REALTY FUND, LLC
a California limited liability company

         By:      CORNERSTONE INDUSTRIAL PROPERTIES, LLC
                  a California limited liability company

                  By:      CORNERSTONE VENTURES, INC.,
                           its Operating Partner


                           By: -------------------------------------
                                    Terry G. Roussel, President

CORNERSTONE INDUSTRIAL PROPERTIES, LLC,
California limited liability company

         By:      CORNERSTONE VENTURES, INC.,
                  its Operating Partner


                  By: ----------------------------------------
                           Terry G. Roussel, President